Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No. 1 to Form S-4 of Third Coast Bancshares, Inc. of our report dated April 18, 2025, relating to the consolidated financial statements of Keystone Bancshares, Inc. and Subsidiary as of and for the years ended December 31, 2024 and 2023.

/s/ Whitley Penn, LLP

Austin, Texas

December 18, 2025